HEI Exhibit 10.1
EXECUTION COPY

AMENDMENT NO. 1

Dated as of April 21, 2023

to
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of May 14, 2021
THIS AMENDMENT NO. 1 (this “Amendment”) is made as of April 21, 2023 by and among Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Borrower”), the Lenders party hereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders (the “Administrative Agent”), under that certain Third Amended and Restated Credit Agreement dated as of May 14, 2021 by and among the Borrower, the Lenders from time to time party thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.
WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to make certain amendments to the Credit Agreement;
WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.
1.Amendments to the Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below (such date, the “Amendment No. 1 Effective Date”), the parties hereto agree that the Credit Agreement (including certain of the Exhibits thereto) shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text [insertions in the SEC-filed document are indicated as single-underlined text]) as set forth in the pages of the Credit Agreement (including certain of the Exhibits thereto) attached as Annex A hereto (the Credit Agreement as so amended, the “Amended Credit Agreement”).
2.Conditions of Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:
(a)The Administrative Agent (or its counsel) shall have received counterparts of this Amendment duly executed by the Borrower, each of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent.
(b)The Administrative Agent shall have received payment of all fees required to be paid, and all reasonably incurred and documented expenses which are otherwise required to be reimbursed,

US-DOCS\138728491.7

in each case, for which invoices with appropriate supporting documentation have been presented at least two (2) Business Days prior to the Amendment No. 1 Effective Date.
3.Representations and Warranties of the Borrower. The Borrower hereby represents and warrants as follows:
(a)Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)As of the date hereof and immediately after giving effect to the terms of this Amendment, (i) no Default has occurred and is continuing and (ii) the representations and warranties of the Borrower set forth in the Amended Credit Agreement (other than the representations and warranties in Sections 4.04(b) and 4.06 of the Amended Credit Agreement) are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects), except to the extent such representations and warranties relate to any earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date.
4.Reference to and Effect on the Credit Agreement.
(a)Upon the effectiveness hereof, each reference to the Credit Agreement in the Amended Credit Agreement or any other Loan Document shall mean and be a reference to the Amended Credit Agreement.
(b)Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.
(d)This Amendment shall be deemed to be a Loan Document.
5.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws.
6.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
2

7.Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
[Signature Pages Follow]
3

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

HAWAIIAN ELECTRIC INDUSTRIES, INC.,
as the BORROWER

By:	/s/ Scott W. H. Seu
Name: Scott W. H. Seu
Title: President & Chief Executive Officer

By:	/s/ Paul K. Ito
Name: Paul K. Ito
Title: Executive Vice President, Chief Financial
Officer and Treasurer

Signature Page to Amendment No. 1 to
Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

JPMORGAN CHASE BANK, N.A.
as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Executive Director

Signature Page to Amendment No. 1 to
Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Reese Morikubo
Name: Reese Morikubo
Title: Senior Vice President

Signature Page to Amendment No. 1 to
Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael E. Temnick
Name: Michael E. Temnick
Title: Senior Vice President

Signature Page to Amendment No. 1 to
Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Gregory R. Gredvig
Name: Gregory R. Gredvig
Title: Director

Signature Page to Amendment No. 1 to
Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

MUFG BANK, LTD.,
as a Lender

By:	/s/ Viet-Linh Fujitaki
Name: Viet-Linh Fujitaki
Title: Director

Signature Page to Amendment No. 1 to
Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

Signature Page to Amendment No. 1 to
Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

BANK OF HAWAII,
as a Lender

By:	/s/ Kyle Bischoff
Name: Kyle Bischoff
Title: Vice President

Signature Page to Amendment No. 1 to
Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

THE TORONTO-DOMINION BANK, NEW YORK
BRANCH as a Lender

By:	/s/ Betty Chang
Name: Betty Chang
Title: Authorized Signatory

Signature Page to Amendment No. 1 to
Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

THE BANK OF NEW YORK MELLON,
as a Lender

By:	/s/ Molly H. Ross
Name: Molly H. Ross
Title: Vice President

Signature Page to Amendment No. 1 to
Third Amended and Restated Credit Agreement
Hawaiian Electric Industries, Inc.

ANNEX A

Amended Credit Agreement

[Attached]

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of May 14, 2021
among

HAWAIIAN ELECTRIC INDUSTRIES, INC.,
as Borrower

The Lenders Party Hereto
and

BANK OF AMERICA, N.A. and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents
and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
MUFG UNION BANK, N.A., BARCLAYS BANK PLC, BANK OF HAWAII and
THE TORONTO-DOMINION BANK, NEW YORK BRANCH
as Co-Documentation Agents
and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Swingline Lender and Issuing Bank
and

JPMORGAN CHASE BANK, N.A. and BANK OF AMERICA, N.A.
as Sustainability Structuring Agents

_____________

JPMORGAN CHASE BANK, N.A.,
BofA SECURITIES, INC. and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Book Runners

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TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	1
Section 1.01 Defined Terms	1
Section 1.02 Terms Generally	~~32~~ 31
Section 1.03 Accounting Terms; GAAP	~~32~~ 31
Section 1.04 Amendment and Restatement of the Existing Credit Agreement	~~33~~ 32
Section 1.05 Interest Rates; ~~LIBOR~~Benchmark Notification	~~33~~ 32
Section 1.06 Letter of Credit Amounts	~~34~~ 33
Section 1.07 Divisions	~~34~~ 33
ARTICLE 2. THE CREDITS	~~34~~ 33
Section 2.01 Commitments	~~34~~ 33
Section 2.02 Loans and Borrowings	~~35~~ 33
Section 2.03 Requests for Borrowings	~~35~~ 34
Section 2.04 Funding of Borrowings	~~36~~ 35
Section 2.05 Termination, Reduction and Increase of Commitments	~~37~~ 35
Section2.06 Repayment of Loans; Evidence of Debt	~~38~~ 37
Section 2.07 Prepayment of Loans	~~39~~ 38
Section 2.08 Payments Generally; Pro Rata Treatment; Sharing of Setoffs	~~40~~ 39
Section 2.09 Letter of Credit Sub-Facility	~~41~~ 40
Section 2.10 Letter of Credit Participation and Funding Commitments	~~43~~ 42
Section 2.11 Absolute Obligation With Respect to Letter of Credit Payments;
Cash Collateral; Replacement of Issuing Bank	~~44~~ 43
Section 2.12 Defaulting Lenders	~~45~~ 44
Section 2.13 Swingline Loans	~~48~~ 46
Section 2.14 Extension of Commitment Termination Date.	~~49~~ 48
ARTICLE 3. INTEREST, FEES, YIELD PROTECTION, ETC.	~~51~~ 50
Section 3.01 Interest	~~51~~ 50
Section 3.02 Interest Elections	~~52~~ 50
Section 3.03 Fees	~~56~~ 52
Section 3.04 Alternate Rate of Interest	~~54~~ 53
Section 3.05 Increased Costs; Illegality	~~56~~ 55
Section 3.06 Break Funding Payments	~~58~~ 57
Section 3.07 Taxes	58
Section 3.08 Mitigation Obligations; Replacement of Lenders	61
ARTICLE 4. REPRESENTATIONS AND WARRANTIES	62
Section 4.01 Organization; Powers	62
Section 4.02 Authorization; Enforceability	~~63~~ 62
Section 4.03 Governmental Approvals; No Conflicts	~~63~~ 62
Section 4.04 Financial Condition; No Material Adverse Effect	63
Section 4.05 Properties	63
Section 4.06 Litigation and Environmental Matters	~~64~~ 63
Section 4.07 Compliance with Laws and Agreements	64
Section 4.08 Regulated Entities	64
Section 4.09 Taxes	64
Section 4.10 ERISA	64
i

Section 4.11 Disclosure	~~65~~ 64
Section 4.12 Subsidiaries	65
Section 4.13 Federal Reserve Regulations	65
Section 4.14 Rankings	65
Section 4.15 Solvency	65
Section 4.16 Anti-Corruption Laws and Sanctions	~~66~~ 65
Section 4.17 Affected Financial Institutions	66
ARTICLE 5. CONDITIONS	66
Section 5.01 Effective Date	66
Section 5.02 Each Credit Event	67
ARTICLE 6. AFFIRMATIVE COVENANTS	~~68~~ 67
Section 6.01 Financial Statements and Other Information	~~68~~ 67
Section 6.02 Notices of Material Events	~~70~~ 69
Section 6.03 Existence; Conduct of Business	70
Section 6.04 Payment of Obligations	70
Section 6.05 Maintenance of Properties; Insurance	~~71~~ 70
Section 6.06 Books and Records; Inspection Rights	71
Section 6.07 Compliance with Laws	71
Section 6.08 Use of Proceeds	71
ARTICLE 7. NEGATIVE COVENANTS	~~72~~ 71
Section 7.01 Liens	72
Section 7.02 Sale of Assets; Consolidation; Merger; Sale and Leaseback	74
Section 7.03 Restrictive Agreements	~~75~~ 74
Section 7.04 Transactions with Affiliates	75
Section 7.05 Capitalization Ratio	75
ARTICLE 8. EVENTS OF DEFAULT	75
ARTICLE 9. THE ADMINISTRATIVE AGENT	78
Section 9.01 Appointment	78
Section 9.02 Individual Capacity	78
Section 9.03 Exculpatory Provisions	~~79~~ 78
Section 9.04 Reliance by Administrative Agent	79
Section 9.05 Performance of Duties	~~80~~ 79
Section 9.06 Resignation; Successors	~~80~~ 79
Section 9.07 Acknowledgements of Credit Parties	80
Section 9.08 Agents	82
Section 9.09 Posting of Communications	82
Section 9.10 Certain ERISA Matters	83
Section 9.11 Sustainability Matters	~~85~~ 84
ARTICLE 10. MISCELLANEOUS	~~85~~ 84
Section 10.01 Notices	~~85~~ 84
Section 10.02 Waivers; Amendments	~~87~~ 86
Section 10.03 Expenses; Indemnity; Damage Waiver	~~89~~ 88
Section 10.04 Successors and Assigns	90

Section 10.05 Survival	94
Section 10.06 Counterparts; Integration; Effectiveness; Electronic Execution	~~95~~ 94
Section 10.07 Severability	~~96~~ 95
Section 10.08 Right of Setoff	~~96~~ 95
Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process	96
Section 10.10 WAIVER OF JURY TRIAL	~~97~~ 96
Section 10.11 Headings	97
Section 10.12 Confidentiality	97
Section 10.13 Interest Rate Limitation	98
Section 10.14 No Third Parties Benefited	~~99~~ 98
Section 10.15 USA PATRIOT Act and Beneficial Ownership Regulation Notice	~~99~~ 98
Section 10.16 No Fiduciary Duty	~~99~~ 98
Section 10.17 Acknowledgment and Consent to Bail-In Action.	~~100~~ 99
Section 10.18 Acknowledgement Regarding Any Supported QFCs	100

SCHEDULES:
Schedule 1.01        Capitalization
Schedule 1.01        Consolidated Funded Debt
Schedule 1.01        Funded Debt
Schedule 1.02        Sustainability Table and Sustainability Pricing Adjustments
Schedule 2.01        Commitments
Schedule 2.09        Existing Letters of Credit
Schedule 4.12        Subsidiaries
Schedule 7.01         Existing Liens
Schedule 7.03        Existing Restrictions

EXHIBITS:
Exhibit A        Form of Assignment and Acceptance
Exhibit B-1        Form of Opinion of Pillsbury Winthrop Shaw Pittman LLP
Exhibit B-2        Form of Opinion of Kurt K. Murao, Executive Vice President, General
Counsel, Chief Administrative Officer and Corporate Secretary of the Borrower
Exhibit C        Form of Note
Exhibit D        Form of Borrowing Request

Exhibit E        Form of Letter of Credit Request
Exhibit F        Form of Increase Request
Exhibit G        Form of Interest Election Request
Exhibit H        Form of Pricing Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 14, 2021 (this “Agreement”), among HAWAIIAN ELECTRIC INDUSTRIES, INC., as Borrower, the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender and Issuing Bank.

WHEREAS, the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Second Amended and Restated Credit Agreement, dated as of June 30, 2017 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) extend the maturity date in respect of the existing revolving credit facility under the Existing Credit Agreement;
(iii) re-evidence the obligations of the Borrower under the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iv) amend and restate the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrower.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrower outstanding thereunder, which shall be payable in accordance with the terms hereof.

WHEREAS, it is also the intent of the Borrower to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE 1. DEFINITIONS

Section 1.01 Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“ABR Loan” or “ABR Borrowing”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitment Lender” is defined in Section 2.14(d).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted ~~LIBO~~Term SOFR Rate” means, ~~with respect to any Eurodollar Borrowing~~ for any Interest Period, an interest rate per annum ~~(rounded upwards, if necessary, to the next 1/16 of 1%)~~ equal to (a) the ~~LIBO~~Term SOFR Rate for such Interest Period ~~multiplied by (b) the Statutory Reserve Rate~~, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, or any successor thereto in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to such term in Section 10.03(c).

“Agreement” has the meaning assigned to such term in the introductory paragraph.

“Aggregate Credit Exposure” means, at any time, the sum at such time of (a) the outstanding principal balance of the Revolving Loans of all Lenders, plus (b) the Aggregate Letter of Credit Exposure, plus (c) the Swingline Exposure.

“Aggregate Letter of Credit Commitments” means, at any time, the sum at such time of the Letter of Credit Commitments of all Lenders.

“Aggregate Letter of Credit Exposure” means, at any time, the sum at such time of the Letter of Credit Exposure of all of the Lenders.

“Aggregate Revolving Commitments” means, at any time, the sum at such time of the Revolving Commitments of all Lenders. The initial amount of the Aggregate Revolving Commitments is $175,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of NYFRB Rate in effect on such day plus 1/2 of 1% per annum and (c) the Adjusted ~~LIBO~~Term SOFR Rate for a one month Interest Period ~~on~~as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1% ~~per annum,~~; provided that for the purpose of this definition, the Adjusted ~~LIBO~~Term SOFR Rate for any day shall be based on the ~~LIBO Rate (or if the LIBO Rate if not available for such one month Interest Period, the Interpolated Rate)~~Term SOFR Reference Rate at approximately ~~11:00 a.m. London time on such day~~5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.04 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.04(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Amendment No. 1 Effective Date” means April 21, 2023.

“Ancillary Document” has the meaning assigned to such term in Section 10.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means with respect to: (a) any ~~Eurodollar~~Term Benchmark Borrowings and any Letters of Credit, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “~~Eurodollar~~Term Benchmark Margin” and adjacent to such Pricing Level, (b) any RFR Borrowings, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “RFR Margin” and adjacent to such Pricing Level, (c) any ABR Borrowings, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “ABR Margin” and adjacent to such Pricing Level and (~~c~~d) with respect to the Commitment Fee, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below under the heading “Commitment Fee Rate” and adjacent to such Pricing Level, in each case, subject to the provisos set forth below:

Pricing Level	Issuer Ratings (S&P/Moody’s/Fitch)	Commitment Fee Rate	Term Benchmark Margin	~~Eurodollar~~RFR Margin	ABR Margin
I	(A-/A3/A-) or high	0.15%	1.00%	1.00%	0.00%
II	(BBB+/Baa1/BBB+)	0.175%	1.25%	1.25%	0.25%
III	(BBB/Baa2/BBB)	0.20%	1.375%	1.375%	0.375%
IV	(BBB-/Baa3/BBB-)	0.25%	1.50%	1.50%	0.50%
V	(BB+/Ba1/BB+) or low	0.30%	1.75%	1.75%	0.75%

For purposes hereof:

(A) when the Borrower has Issuer Ratings from all three of S&P, Moody’s and Fitch: (i) if two or three of the three Issuer Ratings are in the same Pricing Level, such Pricing Level shall apply and (ii) if each of the three Issuer Ratings are in different Pricing Levels, the Issuer Ratings corresponding to the highest and the lowest Pricing Levels shall be disregarded and the Pricing Level shall be determined by reference to the Pricing Level which corresponds to the remaining Issuer Rating;

(B) when the Borrower has Issuer Ratings from only two of S&P, Moody’s and Fitch: (i) if both of the two Issuer Ratings are in the same Pricing Level, such Pricing Level shall apply and (ii) if the two Issuer Ratings are split-rated (x) by one Pricing Level, the Pricing Level shall be determined by the higher of the two (e.g., an Issuer Rating of BBB-/Baa2 results in Pricing Level III) or (y) by more than one Pricing Level, the Pricing Level shall be determined by the Pricing Level one below the Pricing Level which corresponds to the higher Issuer Rating (e.g., an Issuer Rating of BBB-/Baa1 results in Pricing Level III and an Issuer Rating of BBB+/Baa3 results in Pricing Level III);

(C) when the Borrower has an Issuer Rating from only one of S&P, Moody’s and Fitch: the Pricing Level shall be determined by reference to the Pricing Level immediately below the Pricing Level which corresponds to the one Issuer Rating in effect (provided that if the one Issuer Rating in effect corresponds to Pricing Level V, then Pricing Level V shall apply); and

(D) when the Borrower does not have an Issuer Rating from any of S&P, Moody’s or Fitch: Pricing Level V shall apply.

If the Issuer Ratings established or deemed to have been established by S&P, Moody’s and Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date that is three (3) Business Days following the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to this Agreement or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (in consultation with the Lenders) shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

It is hereby understood and agreed that (a) the Commitment Fee shall be adjusted from time to time based upon the Sustainability Fee Adjustment (to be calculated and applied as set forth in Schedule 1.02) and (b) the Applicable Margin with respect to ~~Eurodollar~~Term Benchmark Borrowings, RFR Borrowings, ABR Borrowings and Letters of Credit shall be adjusted from time to time based upon the Sustainability Margin Adjustment (to be calculated and applied as set forth in Schedule 1.02); provided that in no event shall any of the Commitment Rate, the ~~Eurodollar~~Term Benchmark Margin, the RFR Margin or the ABR Margin be less than 0.00%.

“Applicable Party” has the meaning assigned to such term in Section 9.09(c)
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments; provided that, in the case of Section 2.12 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitments) represented by such Lender’s Commitments. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of such determination.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.09(a).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) such Lender or (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of each party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent, including the forms described in the last sentence of Section 3.08(b) and Section 10.02(d) and executed by the parties described therein.

“Availability Period” means the period from and including the Effective Date to (but excluding) the Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark~~,~~ (or component thereof), as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (~~f~~e) of Section 3.04.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended.

“Benchmark” means, initially, ~~the LIBO~~with respect to any (i) RFR Loan, the Adjusted Daily Simple SOFR or (ii) Term Benchmark Loan, the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its~~ and the related Benchmark Replacement Date have occurred with respect to the ~~LIBO~~Adjusted Daily Simple SOFR or Adjusted Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) ~~or clause (c)~~ of Section 3.04.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

~~(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

(~~2~~1) the ~~sum of: (a)~~Adjusted Daily Simple SOFR ~~and (b) the related Benchmark Replacement Adjustment~~;

(~~3~~2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~

~~If~~provided that if the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or clause (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by ~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~

~~(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the~~the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities~~;~~ at such time in the United States.

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion are generally consistent with changes made by the Administrative Agent in other syndicated credit facilities agented by it and may be appropriate to reflect the adoption and implementation of such Benchmark ~~Replacement~~ and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark ~~Replacement~~ exists, in such other manner of administration as the Administrative Agent decides is generally consistent with changes made by the Administrative Agent in other syndicated credit facilities agented by it and reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to ~~the~~such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date ~~of the public~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication ~~of information~~ referenced ~~therein;~~in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

~~(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 3.04(c); or~~

~~(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m., New York City time, on the fifth (5th~~) ~~Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to ~~the~~such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced ~~the~~such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04 and (y) ending at the time that a Benchmark Replacement has replaced ~~the~~such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hawaiian Electric Industries, Inc., a Hawaii corporation.

“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of ~~Eurodollar~~Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in substantially the form annexed hereto as Exhibit D or any other form approved by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or a day when banks are authorized by law to close in New York, New York or Honolulu, Hawaii ~~or, when used with reference to a Eurodollar Loan, in London, England.~~ ; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided however, no power purchase agreement with an independent power producer or a power producer which is not an Affiliate of the Borrower shall constitute a Capital Lease Obligation.

“Capitalization” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) Funded Debt, (b) preferred stock and (c) Common Stock Equity. The Borrower’s Capitalization as of December 31, 2020 is annexed hereto as Schedule 1.01 (Capitalization); for the avoidance of doubt, such Schedule is attached hereto for illustrative purposes only and is not intended to be a calculation of Capitalization on or for any subsequent date of determination.

“Capitalization Ratio” means, at any date of determination, the ratio of (a) Funded Debt to (b) Capitalization.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; and (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall (except to the extent the same are merely proposed and not in effect) in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment Fee” has the meaning assigned to such term in Section 3.03(a).
“Commitment Percentage” means, as to any Lender in respect of such Lender’s Commitments and its obligations with respect to Loans and Letters of Credit, the percentage equal to such Lender’s Revolving Commitment and Letter of Credit Commitment divided by the total of all Lenders’ Revolving Commitments and Letter of Credit Commitments (or, if no Commitments then exist, the percentage equal to such Lender’s Revolving Commitment and Letter of Credit Commitment on the last day upon which Commitments did exist divided by the total of all Lenders’ Revolving Commitments and Letter of Credit Commitments, on such day).

“Commitment Termination Date” means the earliest of (a) May 14, 2026, subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.14, (b) the date on which the Commitments are terminated in whole pursuant to Section 2.05, and (c) the date the Commitments are terminated in whole pursuant to Article 8; provided, however, in the case of the foregoing clauses (a) and (b), if such date is not a Business Day, the Commitment Termination Date shall be the next preceding Business Day.

“Commitments” means the Revolving Commitments and the Letter of Credit Commitments.

“Common Stock Equity” means, at any date of determination with respect to the Borrower on a non-consolidated basis, the sum of (a) common stock, (b) premium and/or expenses on common stock and preferred stock, (c) additional paid-in capital, and (d) retained earnings, excluding Accumulated Other Comprehensive Income or Loss (AOCI) as defined by GAAP, as such definitions now exist and as they may hereafter be amended but subject to Section 1.03 except with respect to matters affecting AOCI, and excluding adjustments made directly to stockholders’ equity as a result of any future issued accounting standards, adopted by the Borrower, that will require adjustments directly to stockholders’ equity.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to Section 9.09, including through an Approved Electronic Platform.

“Consolidated Capitalization” means, at any date of determination with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Funded Debt,

Capacity for such calendar year as set forth in the KPI Metrics Report is less than the Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B for such calendar year.

“Cumulative Residential Photovoltaic (CRPV) Capacity Target B” means, with respect to any calendar year, the Cumulative Residential Photovoltaic (CRPV) Capacity Target B for such calendar year as set forth in the Sustainability Table.

“Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B” means, with respect to any calendar year, the Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B for such calendar year as set forth in the Sustainability Table.

“Current SEC Reports” means (a) the Annual Report of the Borrower to the SEC on Form 10K for the fiscal year ended December 31, 2020, (b) the Quarterly Report of the Borrower to the SEC on Form 10-Q for the fiscal quarter ended March 31, 2021 and (c) any current reports of the Borrower to the SEC on Form 8K filed prior to the Effective Date.

“Daily Simple SOFR” means, for any day~~,~~  (a “SOFR~~, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~ Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, suspension of payments, rearrangement, receivership, insolvency, judicial management, composition, arrangement, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder unless such failure to fund is based on such Lender’s good faith determination that the conditions precedent to such funding under this Agreement have not been satisfied or waived and such Lender has notified the Administrative Agent in writing of such determination, (b) notified the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Bank or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit or Swingline Loans (provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of (A) a voluntary or involuntary bankruptcy or insolvency proceeding or (B) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof or has a parent company that has become the subject of (A) a bankruptcy or insolvency proceeding or (B) a Bail-In Action, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a Governmental Authority or an instrumentality thereof.

“Disclosed Matters” means the matters (a) disclosed in the current and periodic reports filed by the Borrower from time to time with the SEC pursuant to the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or
(b) disclosed by the Borrower to the Lenders (either directly or indirectly through the Administrative Agent) in writing.

“Dollars” or “$” refers to lawful money of the United States of America.

~~“Early Opt-in Election” means, if the then-current Benchmark is the LIBO Rate, the occurrence of:~~

~~(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~

~~(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

distribution of assets of, the issuing company and (b) all warrants, options or other rights to acquire any Equity Interest described in clause (a) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated with the Borrower as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated with the Borrower as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to pay the “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), unless waived; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

~~“Eurodollar Loan” or “Eurodollar Borrowing”, when used in reference to any Revolving Loan or Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate. For the avoidance of doubt, a Revolving Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a Eurodollar Loan.~~

“Event of Default” has the meaning assigned to such term in Article 8.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld and deducted from a payment to a Credit Party on account of any obligation of the Borrower under any Loan Document: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profit Taxes, in each case, (i) imposed as a result of such Person being organized under the laws of, or having its principal office or applicable lending office is located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding tax that is imposed on amounts payable to or for the account of to such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in a Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.08(b)) or (ii) such

Lender changes its lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.07, (d) Taxes attributable to such Person’s failure to comply with Section 3.07(f) and (e) any withholding taxes imposed under FATCA.

“Existing Commitment Termination Date” is defined in Section 2.14(a).
“Existing Credit Agreement” is defined in the recitals hereof.
“Existing Letters of Credit” is defined in Section 2.09(a).
“Existing Loans” is defined in Section 2.01.
“Extending Lender” is defined in Section 2.14(b).
“Extension Date” is defined in Section 2.14(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

~~“FCA” has the meaning assigned to such term in Section 1.05.~~

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the Executive Vice President and Chief Financial Officer, the Treasurer, and the Controller of the Borrower and persons performing similar responsibilities regardless of title. The Financial Officers as of the ~~date of this Agreement are Gregory C. Hazelton and~~Amendment No. 1 Effective Date are Paul K. Ito and Brenda Lee, and replacement or additional Financial Officers may be identified to the Administrative Agent from time to time in a writing signed by the President and Secretary of the Borrower.

“Fitch” means Fitch Ratings, Inc., or its successors.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the ~~LIBO Rate.~~Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be 0%.

(d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guaranteed” has a meaning correlative thereto.

“Hawaiian Electric” means Hawaiian Electric Company, Inc., a Hawaii corporation.
“Hawaiian Electric Cash Manager” means, to the extent having received a legally valid delegation of authority from the Borrower with respect to borrowings and investments to be made by the Borrower and its Subsidiaries, the Cash Management Administrator of Hawaiian Electric, the Treasury Analyst of Hawaiian Electric, or the Securities Administrator of Hawaiian Electric, or any other person having received such authority; it being understood and agreed that (i) such person need not be a Financial Officer or an employee of the Borrower, and (ii) the Administrative Agent shall be entitled to rely on telephonic notice received from the Hawaiian Electric Cash Manager for all purposes of Sections 2.03, 2.07(e), 2.13 and 3.02(b).

“Hawaiian Electric Credit Agreement” means the Third Amended and Restated Credit Agreement, dated the date hereof, among Hawaiian Electric, the lenders party thereto, and JPMCB, as Administrative Agent, as amended, modified, supplemented, replaced or refinanced from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

~~“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.~~

“Increase Request” means a request by the Borrower for an increase of the total Commitments in accordance with Section 2.05(d).

“Indebtedness” of any Person means, without duplication,

(a) all obligations of such Person for borrowed money,

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.02 and substantially in the form annexed hereto as Exhibit G or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to the accrued interest on any ABR Loan (other than a Swingline Loan), the first Business Day of each January, April, July and October and the Commitment Termination Date, (b) with respect to the accrued interest on any ~~Eurodollar~~RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Commitment Termination Date, (c) with respect to the accrued interest on any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Revolving Loan is a part and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Commitment Termination Date and (~~c~~d) with respect to the accrued interest on any Swingline Loan, the day that such Loan is required to be repaid and the Commitment Termination Date.

“Interest Period” means, with respect to any ~~Eurodollar~~Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 3.04(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

~~“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.~~

~~“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Letter of Credit Fee” has the meaning assigned to such term in Section 3.03(b).

“Letter of Credit Request” means, a request by the Borrower for the issuance of a Letter of Credit in the form of Exhibit E.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

~~“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.~~

~~“LIBOR” has the meaning assigned to such term in Section 1.05.~~

~~“LIBOR Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.~~

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, the Reimbursement Agreements and, if applicable, any Hedging Agreement between the Borrower and any Lender.

“Loans” means the Revolving Loans and Swingline Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries,

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“OFAC Sanctions” means economic or financial sanctions or trade embargoes imposed or enforced from time to time by the U.S. government and administered by OFAC.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, other than Excluded Taxes.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar ~~borrowings~~transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Pricing Level IV” means at any time the Borrower’s Issuer Rating is (a) BBB- or higher by S&P, (b) Baa3 or higher by Moody’s or (c) BBB- or higher by Fitch, and Pricing Levels I, II and III are not applicable.

“Pricing Level V” means at any time the Borrower’s Issuer Rating is (a) less than or equal to BB+ by S&P, (b) less than or equal to Ba1 by Moody’s or (c) less than or equal to BB+ by Fitch.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness of the Borrower that is incurred to finance part or all of (but not more than) the purchase price of a tangible asset; provided that (a) the Borrower did not at any time prior to such purchase have any interest in such asset other than an option to purchase, a security interest, or an interest as lessee under an operating lease and (b) such Indebtedness is incurred at the time of, or within 90 days after, such purchase.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.18.

“Reference Time” with respect to any setting of the then-current Benchmark means (~~1~~i) if such Benchmark is the ~~LIBO~~Term SOFR Rate, ~~11:00 a.m., London~~5:00 a.m., Chicago time, on the day that is two ~~London banking days~~(2) U.S. Government Securities Business Days preceding the date of such setting, ~~and (2~~(ii) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) U.S. Government Securities Business Days prior to such setting or (iii) if such Benchmark is ~~not~~none of the ~~LIBO~~Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 10.04(e).

~~“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.~~

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Agreement” has the meaning assigned to such term in Section 2.09(b).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank for amounts drawn under a Letter of Credit.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, and employees of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.

“Required Lenders” means, subject to Section 2.12, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article 8 or the Revolving Commitments terminating or expiring, Lenders having Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article 8, the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Article 8 or the Revolving Commitments expire or terminate, Lenders having Credit Exposures representing more than 50% of the Aggregate Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (x) the Credit Exposure of any Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.12 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Credit Exposure excluding such excess amount and (y) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means, with respect to any Person, (a) any dividend or other distribution (whether in cash, securities or other property) by such entity with respect to any Equity Interests of such Person, (b) any payment (whether cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, and (c) any payment of principal, interest or premium or any purchase, redemption, retirement, acquisition or defeasance with respect to any subordinated debt of such Person.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender during the Availability Period to make Revolving Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.05 or pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Revolving Loans and Swingline Exposure at such time.

“Revolving Loans” means the revolving loans referred to in Section 2.01 and made pursuant to Article 2, other than, for the avoidance of doubt, Swingline Loans.

“Renewable Portfolio Standards” or “RPS” means, with respect to any calendar year, the ratio (expressed as a percentage rounded to the nearest whole) of (i) the amount, measured in net megawatt hours, of Renewable Electrical Energy (as defined by Hawaii Revised Statutes (HRS)
§269-91) generated by or at Hawaiian Electric-owned facilities, customer-owned facilities, or facilities owned by one or more third parties, including independent power producers, in contract with Hawaiian Electric, during such calendar year to (ii) the amount, measured in net megawatt hours, of Hawaiian Electric’s aggregate electrical energy sales during such calendar year.

“RFR Loan” or “RFR Borrowing”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Adjusted Daily Simple SOFR.

“RPS Applicable Margin Adjustment Amount” means, with respect to any calendar year, (a) negative 0.0375%, if the RPS for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the RPS Target A for such calendar year, (b) 0.00%, if the RPS for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the RPS Threshold A for such calendar year but less than the RPS Target A for such calendar year, and (c) positive 0.0375%, if the RPS for such calendar year as set forth in the KPI Metrics Report is less than the RPS Threshold A for such calendar year.

“RPS Commitment Fee Adjustment Amount” means, with respect to any calendar year, (a) negative 0.0075%, if the RPS for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the RPS Target A for such calendar year, (b) 0.00%, if the RPS for such calendar year as set forth in the KPI Metrics Report is greater than or equal to the RPS Threshold A for such calendar year but less than the RPS Target A for such calendar year, and (c) positive 0.0075%, if the RPS for such calendar year as set forth in the KPI Metrics Report is less than the RPS Threshold A for such calendar year.

“RPS Target A” means, with respect to any calendar year, the RPS Target A for such calendar year as set forth in the Sustainability Table.

“RPS Threshold A” means, with respect to any calendar year, the RPS Threshold A for such calendar year as set forth in the Sustainability Table.

“Sanctioned Country” means, at any time, a country, region or territory which itself is the subject or target of any Sanctions (~~at the time of this Agreement, Crimea,~~as of the Amendment No. 1 Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person with which the Borrower is prohibited under Sanctions from dealing or engaging in transactions.

“Sanctions” means, collectively, OFAC Sanctions and U.S. Department of State Sanctions.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the reports filed by the Borrower with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or its successors.

“Significant Subsidiary” means each of Hawaiian Electric, American Savings Bank, F.S.B., ASB Hawaii, Inc. and any other Subsidiary having 15% or more of the total assets, or 15% or more of the total operating income, of the Borrower and its Subsidiaries on a consolidated basis, in either case as the consolidated total assets and consolidated total operating income of the Borrower and its Subsidiaries are reflected in the most recent annual or quarterly report filed by the Borrower with the SEC.

“SOFR” means~~, with respect to any Business Day,~~  a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

~~“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any~~

~~Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower and any subsidiary of a Subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 10.18.

“Sustainability Fee Adjustment” means, with respect to any KPI Metrics Report for any calendar year, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the RPS Commitment Fee Adjustment Amount, plus (b) the Cumulative Residential Photovoltaic (CRPV) Capacity Commitment Fee Adjustment Amount, in each case for such calendar year.

“Sustainability Margin Adjustment” with respect to any KPI Metrics Report for any calendar year, an amount (whether positive, negative or zero), expressed as a percentage, equal to the sum of (a) the RPS Applicable Margin Adjustment Amount, plus (b) the Cumulative Residential Photovoltaic (CRPV) Capacity Applicable Margin Adjustment Amount, in each case for such calendar year.
“Sustainability Pricing Adjustment Date” has the meaning specified in Schedule 1.02.
“Sustainability Report” means the annual non-financial disclosure form according to the GRI Standard for Sustainability Reporting publicly reported by the Borrower and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge (or at the expense of the Borrower).

“Sustainability Structuring Agent” means each of JPMCB and Bank of America, N.A., in its capacity as a Sustainability Structuring Agent in connection with the credit facility provided hereunder.
“Sustainability Table” means the Sustainability Table set forth in Schedule 1.02.

“Sustainability Targets” means both the RPS Target A and Cumulative Residential Photovoltaic (CRPV) Capacity Target B, as set forth in the Sustainability Table.

“Sustainability Thresholds” means both the RPS Threshold A and Cumulative Residential Photovoltaic (CRPV) Capacity Threshold B, as set forth in the Sustainability Table.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.12 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.13.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority.

“Term Benchmark Loan” or “Term Benchmark Borrowing”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, ~~for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such Term SOFR Determination Day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

~~“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~

~~“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.04 that is not Term SOFR.~~

“Transactions” means (a) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) the borrowing of the Loans, and (c) the use of the proceeds of the Loans.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate ~~or~~, the Alternate Base Rate or the Adjusted Daily Simple SOFR. For the avoidance of doubt, a Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a ~~Eurodollar~~Term Benchmark Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Credit Exposure.

“U.S. Department of State Sanctions” means economic or financial sanctions or trade embargoes imposed or enforced from time to time by the U.S. government and administered by the U.S. Department of State.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification (ASC) Section 825-10-25, Fair Value Option, (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness under ASC Subtopic 470-20, Debt with Conversion and Other Options, or FASB Accounting Standards Update (ASU) No. 2015-03, Interest-Imputation of Interest (Subtopic 835-30), (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) Indebtedness included in the financial covenant set forth in Section 7.05 shall exclude any liability to make lease payments for all leases included on a balance sheet of the Borrower by reason of the application of FASB Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), as amended.

Section 1.04 Amendment and Restatement of the Existing Credit Agreement

The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 5.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement as of the Effective Date. This Agreement is not intended to and shall not constitute a novation. All Revolving Loans made and obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Revolving Loans and obligations under (and, as of the Effective Date, shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and, as of the Effective Date, shall be governed by the terms of) this Agreement, (c) all obligations of the Borrower owing to any Lender or any Affiliate of any Lender under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as of the Effective Date as are necessary in order that each such Lender’s Revolving Credit Exposure and outstanding Revolving Loans hereunder reflect such Lender’s Applicable Percentage of the outstanding aggregate Revolving Exposures on the Effective Date and (e) the Borrower hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurodollar Loans (as defined in this Agreement as of the Effective Date) (including the “Eurodollar Loans” under the Existing Credit Agreement) and such reallocation described above as of the Effective Date, in each case on the terms and in the manner set forth in Section 3.06 ~~hereof~~of this Agreement as of the Effective Date.

Section 1.05 Interest Rates; ~~LIBOR~~Benchmark Notification

The interest rate on ~~Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (the “FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; (b) immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; and (c) immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR~~a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election,~~ Section 3.04(b) ~~and Section 3.04(c) provide the~~provides a mechanism for determining an alternative rate of interest. The ~~Administrative Agent will promptly notify the Borrower, pursuant to Section 3.04(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~LIBOR or other rates in the definition of “LIBO Rate”~~any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof ~~(including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.04(b) or Section 3.04(c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.04(d)),~~, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~LIBO Rate~~existing interest rate being replaced or have the same volume or liquidity as did ~~LIBOR~~any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 Letter of Credit Amounts

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.07 Divisions

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and
(b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2. THE CREDITS

Section 2.01 Commitments

Prior to the Effective Date, certain loans were previously made to the Borrower under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 5.01 and the reallocation and other transactions described in Section 1.04, the Existing Loans shall, as of the Effective Date, be reevidenced as Revolving Loans under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.06(a)) in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Revolving Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Revolving Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.13.

(b) Subject to Section 3.04, each Revolving Loan shall be an ABR Loan or a ~~Eurodollar~~Term Benchmark Loan, as the Borrower may request in accordance herewith (including Section 3.02). Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any ~~Eurodollar~~Term Benchmark Loan (and any ABR Loan, the interest on which is determined pursuant to clause (c) of the definition of Alternate Base Rate) by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 3.05, 3.06 and 3.07 shall apply to such Affiliate to the same extent as to such Lender), provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and neither such Lender nor such Affiliate shall be entitled to any amounts payable under Sections 3.05 or 3.07 solely in respect of increased costs or taxes resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any ~~Eurodollar~~Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing (other than a Swingline Loan) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of fifteen ~~Eurodollar~~Term Benchmark Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any ~~Eurodollar~~ Borrowing if the Interest Period requested with respect thereto would end after the Commitment Termination Date.

Section 2.03 Requests for Borrowings

To request a Borrowing (other than a Swingline Loan, requests for which are governed by Section 2.13), the Borrower shall notify the Administrative Agent of such request either (x) by email from (with such email request being confirmed promptly by delivery of a written Borrowing Request signed by) the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager or (y) by delivery of a written Borrowing Request signed by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager, (a) in the case of a ~~Eurodollar~~Term Benchmark Borrowing, not later than 3:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (except as otherwise provided in Section 3.04). Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a ~~Eurodollar~~Term Benchmark Borrowing;

(iv) in the case of a ~~Eurodollar~~Term Benchmark Borrowing, the initial Interest     Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested ~~Eurodollar~~Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.

Section 2.04 Funding of Borrowings

(a) Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Swingline Loans shall be made as provided in Section 2.13. Subject to Section 5.02, the Administrative Agent will make the proceeds of such Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent by 3:00 p.m., New York City time, for a ~~Eurodollar~~Term Benchmark Borrowing or by 4:00 p.m., New York City time, for an ABR Borrowing on the applicable day, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount was made available by the Administrative Agent to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate per annum determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate that would be otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing. Such payment by the Borrower shall be without prejudice to its rights against each Lender who fails to fund its share of any Borrowing.

Section 2.05 Termination, Reduction and Increase of Commitments

(a) Unless previously terminated, the Revolving Commitments and the Letter of Credit Commitments shall terminate on the Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that (i) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.07 and/or any concurrent cash collateralization of the Letter of Credit Exposure, (w) the amount of any Lender’s Revolving Credit Exposure would exceed its Revolving Commitment, (x) the

(iii) the Revolving Commitments shall not be increased on more than three occasions;

(iv) the Administrative Agent shall have received documents (including, without limitation, one or more opinions of counsel) consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase;

(v) if Loans shall be outstanding immediately after giving effect to such increase, the Lenders shall, upon the acceptance of the Increase Request by, and at the direction of, the Administrative Agent, make appropriate adjustments among themselves so that the amount of Revolving Credit Exposures from any of the Lenders under this Agreement are allocated among the Lenders according to their Commitment Percentages after giving effect to the increase in the Aggregate Revolving Commitments (it being understood and agreed that any reallocation made pursuant to this clause (v) shall require the Borrower to make payment pursuant to Section 3.06 with respect to any affected ~~Eurodollar~~Term Benchmark Loans); and

(vi) each such Eligible Assignee shall have delivered to the Administrative Agent and the Borrower an Administrative Questionnaire and all forms, if any, that are required to be delivered by such Eligible Assignee pursuant to Section 3.07(e).

Section 2.06 Repayment of Loans; Evidence of Debt

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Commitment Termination Date and (ii) to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Commitment Termination Date and the date that is the 21st Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and Class thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall, to the extent not inconsistent with any entries made in any Note, be prima facie evidence of the existence and amounts of the obligations recorded therein except for clearly demonstrated error; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (c) and any Lender’s records, the accounts of the Administrative Agent shall govern.

(e) The Loans of each Lender and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be evidenced by one or more Notes payable to such Lender (or its registered assigns).

Section 2.07 Prepayment of Loans

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event of any partial reduction or termination of the Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Credit Exposures after giving effect thereto, and (ii) if such sum would exceed the Aggregate Revolving Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Revolving Borrowings, and/or cash collateralize the Letter of Credit Exposure, in an amount sufficient to eliminate such excess.

(c) Mandatory Prepayments.

(i) The Borrower shall immediately prepay the Loans, by an amount equal to the excess, if any, of the aggregate outstanding principal balance of the Loans over the Aggregate Revolving Commitments.

(ii) Simultaneously with each reduction or termination of the Revolving Commitments, (1) in the event that the Aggregate Letter of Credit Commitments shall exceed the Aggregate Revolving Commitments as so reduced or terminated, the Aggregate Letter of Credit Commitments shall be automatically reduced, and/or the Letter of Credit Exposure shall be cash collateralized, by an amount equal to such excess, and (2) the Borrower shall prepay the Loans by an amount equal to the excess, if any, of the aggregate outstanding principal balance of the Loans over the Aggregate Revolving Commitments as so reduced or terminated.

(d) Simultaneously with each prepayment of a Loan, the Borrower shall, if and to the extent required by Section 3.01(~~d~~e), prepay all accrued interest on the amount prepaid through the date of prepayment.

(e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by either (x) email notice, which may be given by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager of any prepayment under Section 2.07(a) (with such email notice being confirmed promptly by delivery of a written notice in a form approved by the Administrative Agent signed by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager) or (y) written notice in a form approved by the Administrative Agent signed by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager (i) in the case of prepayment of (x) a ~~Eurodollar~~Term Benchmark Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment or (y) an RFR Revolving Borrowing, not later than 11:00 a.m., New York City time, five (5) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing (other than a Swingline Loan), not later than 2:00 p.m., New York City time, on the Business Day of the prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments contemplated by Section 2.05(c), then such notice of prepayment may also be conditional and may be revoked if such notice of termination is revoked in accordance with Section 2.05(c). Promptly following receipt of any such notice relating to a prepayment of a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.07(a) shall, be in an integral multiple of $1,000,000 and not less than $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest if and to the extent required by Section 3.01.

Section 2.08 Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 3.05, 3.06, 3.07 or 10.03, or otherwise) in Dollars prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at 10 South Dearborn Street, Chicago, Illinois, 60603, or such other office as to which the Administrative Agent may notify the other parties hereto, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.03(b) (with respect to the fronting fee and other amounts payable to the Issuing Bank), 3.03(c), 3.05, 3.06, 3.07, 3.08, 10.03 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. In the event the Administrative Agent has not in fact made available to each Lender its share of the applicable payment within one Business Day of the receipt thereof, then the Administrative Agent agrees to pay to the applicable Lender forthwith on demand its share of such payment with interest thereon for each day, from and including the second Business Day after such payment was received by the Administrative Agent but excluding the date of payment by the Administrative Agent, at the greater of the Federal Funds Rate and a rate per annum determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment of accrued interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (ii) second, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans then due to such parties.

the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension.

(g) Commitment Termination Date for Non-Extending Lenders. On the Commitment Termination Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Borrower shall repay such Non-Extending Lender in accordance with Section 2.06 (and shall pay to such Non-Extending Lender all of the other obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.08 or Section 10.02 to the contrary.

ARTICLE 3. INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.01 Interest

(a) ABR Loans (including each Swingline Loan) and unpaid Reimbursement Obligations shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) ~~Eurodollar~~Term Benchmark Borrowings shall bear interest at the Adjusted ~~LIBO~~Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Margin.

(d) ~~(c)~~ Notwithstanding the foregoing, if any principal of and interest on any Loan or Reimbursement Obligation or any fee or other amount payable by the Borrower hereunder is not paid when due and after the expiration of any applicable grace period, then all such amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan or Reimbursement Obligation, 2% plus the rate otherwise applicable to such Loan or Reimbursement Obligation as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.

(e) ~~(d)~~ Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (~~c~~d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment (other than a prepayment of an ABR Loan before the end of the Availability Period), and (iii) in the event of any conversion of any ~~Eurodollar~~Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) ~~(e)~~ All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate only at times when the Alternate

Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year)~~, and in~~. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day) ~~in the period in question. The~~. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted ~~LIBO~~Term SOFR Rate ~~or LIBO Rate~~, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent clearly demonstrable error.

Section 3.02 Interest Elections

(a) Any Borrowing on the Effective Date shall be of ABR Loans. Thereafter, each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably (subject to the provisions of Section 2.12) among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election either (x) by email from (with such email request being confirmed promptly by delivery of a written Interest Election Request signed by) the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager or (y) by delivery of a written Interest Election Request signed by the President of the Borrower, a Financial Officer or the Hawaiian Electric Cash Manager, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable, except as otherwise provided in Section 3.04.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a ~~Eurodollar~~Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a ~~Eurodollar~~Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a ~~Eurodollar~~Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be ~~converted to an ABR Borrowing~~deemed to have an Interest Period that is one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued ~~beyond the current Interest Period as a Eurodollar~~as a Term Benchmark Borrowing, and (ii) unless repaid, (A) each ~~Eurodollar~~Term Benchmark Borrowing and (B) each RFR Borrowing shall be converted to an ABR Borrowing (in the case of a Term Benchmark Borrowing) at the end of the Interest Period applicable thereto or (in the case of an RFR Borrowing) on the next Interest Payment Date in respect thereof.

(f) Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(g) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, interest on all “Eurodollar Loans” (as defined in this Agreement immediately prior to the Amendment No. 1 Effective Date) outstanding under this Agreement immediately prior to the Amendment No. 1 Effective Date shall continue to accrue and be paid based upon the “Adjusted LIBO Rate” (as defined in this Agreement immediately prior to the Amendment No. 1 Effective Date) applicable pursuant to the terms of this Agreement immediately prior to the Amendment No. 1 Effective Date solely until the expiration of the current “Interest Period” (as defined in this Agreement immediately prior to the Amendment No. 1 Effective Date) applicable thereto (at which time such Loans may be reborrowed as or converted to ABR Borrowings or Term Benchmark Borrowings, as applicable, in accordance with this Section 3.02).

Section 3.03 Fees

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a commitment fee, which shall accrue at a rate per annum equal to the Applicable Margin on the average daily amount of the unused Revolving Commitment of such Lender during the period from and including the date on which this Agreement shall have become effective in accordance with Section 10.06 to but excluding the date on which such Revolving Commitment terminates (the

“Commitment Fee”). For purposes of calculating the Commitment Fee, Swingline Exposure shall not be considered usage of the Revolving Commitment of any Lender.

Accrued Commitment Fees through and including the last day of March, June, September and December of each year shall be payable in arrears on the ~~first~~fifteenth day following such last day (or for any such fifteenth day that is not a Business Day ~~of January, April, July and October of each year~~, on the next succeeding Business Day) and on the Commitment Termination Date, commencing on the first such date to occur after the ~~date hereof~~Amendment No. 1 Effective Date.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a fee (the “Letter of Credit Fee”) with respect to each Letter of Credit, payable quarterly in arrears during the period from and including the date of issuance thereof to and including the expiration or cancellation date thereof (a) on the first Business Day of each January, April, July and October of each year, (b) upon such expiration or cancellation date and (c) on the Commitment Termination Date, at a rate per annum equal to the Applicable Margin on ~~Eurodollar~~Term Benchmark Borrowings on the average daily amount of the Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Reimbursement Obligations). The Borrower also agrees to pay to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the Letter of Credit Exposure (excluding any portion thereof attributable to unreimbursed Reimbursement Obligations) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any Letter of Credit Exposure~~, payable quarterly in arrears on the first Business Day of January, April, July and October of each year,~~  as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment or extension of any Letter of Credit or processing of drawings thereunder. The Letter of Credit Fees and the fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day (or for any such fifteenth day that is not a Business Day, on the next succeeding Business Day), commencing on the first such date to occur after the Amendment No. 1 Effective Date. The Letter of Credit Fee and the fronting fees described above shall be calculated for the actual number of days elapsed (including the first day ~~but excluding~~and the last day of each period but excluding the date on which the Commitments terminate) during the period in question on the basis of a year of 365 or 366 days, as applicable.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All Commitment Fees shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) during the period in question.

(e) All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees, to the Lenders. Fees and other amounts paid shall not be refundable under any circumstances other than clearly demonstrable error.

Section 3.04 Alternate Rate of Interest

(a) Subject to clauses (b), (c), (d), (e)~~,~~ and (f) ~~and (g)~~ of this Section 3.04, if ~~prior~~ to ~~the commencement of any Interest Period for a Eurodollar Borrowing:~~

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent clearly demonstrable error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted ~~LIBO~~Term SOFR Rate ~~or the LIBO Rate, as applicable~~ (including because the ~~LIBOR Screen~~Term SOFR Reference Rate is not available or published on a current basis)~~,~~  for such Interest Period~~; provided that no Benchmark Transition Event shall have occurred at such time; or~~ or (B) at any time during which an RFR Loan is outstanding or a Revolving Borrowing is to be made as an RFR Borrowing or converted into an RFR Borrowing, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted ~~LIBO~~Term SOFR Rate ~~or the LIBO Rate, as applicable,~~ for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; or (B) at any time during which an RFR Loan is outstanding or a Revolving Borrowing is to be made as an RFR Borrowing or converted into an RFR Borrowing, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone ~~or facsimile transmission~~, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist~~, (i)~~ with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 3.02 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a ~~Eurodollar~~Term Benchmark Borrowing ~~shall be ineffective,~~ and ~~(ii) if~~ any Borrowing Request that requests a ~~Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.~~ N~~otwithstanding the foregoing, if the Borrower shall have submitted a Borrowing Request with respect to a Eurodollar Borrowing and~~Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.04(a)(i)(B) or Section 3.04(a)(ii)(B) above on such day or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 3.04(a)(i)(B) or Section 3.04(a)(ii)(B) above on such day; provided that if the circumstances giving rise to such notice affect only one Type of Borrowing, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.04(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent ~~shall have notified~~notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the ~~preceding sentence that such Borrowing will be made as an~~

~~ABR Borrowing, the Borrower shall have the right, prior to the time by which it would have had to submit a~~terms of Section 3.02 or a new Borrowing Request ~~for an ABR Borrowing to be made on the same date, to withdraw such Borrowing Request.~~in accordance with the terms of Section 2.03, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.04(a)(i)(B) or Section 3.04(a)(ii)(B) above on such day or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 3.04(a)(i)(B) or Section 3.04(a)(ii)(B) above, on such day, and (B) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) ~~or (2)~~ of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

~~(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.~~

(c) ~~(d) In connection with the implementation of a Benchmark Replacement,~~Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) ~~(e)~~ The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election, as applicable,~~ (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (~~f~~e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04.

(e) ~~(f)~~ Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or the LIBO~~ Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will ~~be~~ no longer be representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) ~~(g)~~ Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a ~~Eurodollar~~Term Benchmark Borrowing ~~of,~~or a conversion to or continuation of ~~Eurodollar~~Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to ~~ABR Loans~~(A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.04, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a

Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 3.05 Increased Costs; Illegality

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Credit Party ~~(except any such reserve requirement reflected in the Adjusted LIBO Rate)~~;

(ii) impose on any Credit Party or the ~~London~~applicable offshore interbank market any other condition affecting this Agreement~~, any Eurodollar~~ or Loans made by such Credit Party or any participation therein; or

(iii) subject the Administrative Agent or any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Credit Party of making, continuing, converting or maintaining any Loan hereunder (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Administrative Agent or such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will, upon request by the Administrative Agent or such Credit Party, pay to the Administrative Agent or such Credit Party such additional amount or amounts as will compensate the Administrative Agent or such Credit Party for such additional costs incurred or reduction suffered.

(b) If any Credit Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement or the Loans made by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c) A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section including reasonably detailed supporting information shall be delivered to the Borrower and shall be binding on the Borrower absent clearly demonstrable error, it being understood that the Borrower’s obligations payable to any Credit Party pursuant to this clause (c) will be reasonably determined by such Credit Party (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of such Credit Party under agreements having provisions similar to this Section 3.05 after consideration of such factors as such Credit Party then reasonably determines to be relevant). The Borrower shall pay such Credit Party the amount shown as due on any such certificate within

30 days after receipt thereof unless the Borrower is asserting in good faith that there is clearly demonstrable error in such certificate.

(d) Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof but not to exceed a period of 365 days.

(e) Notwithstanding any other provision of this Agreement, if, after the date of this Agreement, any Change in Law shall make it unlawful for any Lender to make or maintain any ~~Eurodollar~~Term Benchmark Loan or to give effect to its obligations as contemplated hereby with respect to any ~~Eurodollar~~Term Benchmark Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that ~~Eurodollar~~Term Benchmark Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into ~~Eurodollar~~Term Benchmark Loans), whereupon any request for a ~~Eurodollar~~Term Benchmark Borrowing or to convert an ABR Borrowing to a ~~Eurodollar~~Term Benchmark Borrowing or to continue a ~~Eurodollar~~Term Benchmark Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a ~~Eurodollar~~Term Benchmark Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding ~~Eurodollar~~Term Benchmark Loans made by it be converted to ABR Loans, in which event all such ~~Eurodollar~~Term Benchmark Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the ~~Eurodollar~~Term Benchmark Loans that would have been made by such Lender or the converted ~~Eurodollar~~Term Benchmark Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such ~~Eurodollar~~Term Benchmark Loans, as applicable. For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each ~~Eurodollar~~Term Benchmark Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such ~~Eurodollar~~Term Benchmark Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.06 Break Funding Payments

(a) ~~In~~With respect to Term Benchmark Loans, in the event of (~~a~~i) the payment or prepayment (voluntary or otherwise) of any principal of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an

Event of Default), (~~b~~ii) the conversion of any ~~Eurodollar~~Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, ~~or~~ (~~c~~iii) the failure to borrow, convert, continue or prepay any ~~Eurodollar~~Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.08 or 10.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event~~. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market~~. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be binding on the Borrower absent clearly demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof unless there is clearly demonstrable error in any such certificate.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.07), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 3.08 or 10.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be binding on the Borrower absent clearly demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof unless there is clearly demonstrable error in any such certificate.

Section 3.07 Taxes

(a) Except as required by applicable law, any and all payments by or on account of any obligation of the Borrower hereunder and under any other Loan Document shall be made free and clear of and without deduction for any Taxes, provided that, if the Withholding Agent is required by applicable law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this

Section 10.01 Notices

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

(i) if to the Borrower:

Hawaiian Electric Industries, Inc.
1001 Bishop Street, Suite 2900 (if by hand delivery or overnight courier)
Honolulu, Hawaii 96813

P.O. Box 730 (if by mail) Honolulu, Hawaii 96808-0730
Attention: ~~Greg Hazelton~~Paul K. Ito, Executive Vice President ~~and~~, Chief
Financial Officer and Treasurer
Telephone No.: ~~808-543-5870~~808-543-7359
Facsimile No.: ~~808-203-1988~~808-543-7735

(ii) if to the Administrative Agent:

JPMorgan Chase Bank, N.A.
~~10~~6135 Park South ~~Dearborn~~Dr Ste 500, Floor ~~L2~~02
~~Chicago, IL 60603~~Charlotte, NC 28210-3272
Attention:  ~~Christopher Jefferson~~Johnny Michael
Email: ~~JPM.Agency.CRI~~johnny.michael@jpmorgan.com
Phone: 980-296-6594
~~Telephone No.: 312-732-2007~~
~~Facsimile No.: 844-490-5663~~
with a copy to: Loan and Agency Servicing
Email: jpm.agency.cri@jpmorgan.com

and with a copy to:

JPMorgan Chase Bank, N.A.
2029 Century Park East, Floor 38
Los Angeles, CA 90067
Attention: Jeff Bailard
Telephone No.: 310-860-7256
Facsimile No.: 310-860-7110

(iii) if to the Issuing Bank:

JPMorgan Chase Bank, N.A.
~~Chicago LC Agency Closing Team/Chicago LC Activity Team~~
~~10~~131 South Dearborn, Floor ~~L2~~04
Chicago, IL ~~60603~~60603-5506
~~Email: Chicago.LC.Agency.Closing.Team@jpmorgan.com;~~
~~Chicago.LC.Agency.Activity.Team@jpjmorgan.com~~Attention: CB
Trade Execution Team

Email: cb.trade.execution.team@chase.com and
jpm.agency.cri@jpmorgan.com

(iv) if to the Swingline Lender:

JPMorgan Chase Bank, N.A.
~~10~~131 South Dearborn, Floor ~~L2~~
~~IL1-0480~~04
Chicago, IL ~~60603~~60603-5506
Attention:  ~~Christopher Jefferson~~Johnny Michael
Email: ~~JPM.Agency.CRI~~johnny.michael@jpmorgan.com
Phone: 980-296-6594
~~Telephone No.: 312-732-2007~~
~~Facsimile No.: 844-490-5663~~
with a copy to: Loan and Agency Servicing
Email: jpm.agency.cri@jpmorgan.com

(v) if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02 Waivers; Amendments

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 3.04(b)~~,~~ and Section 3.04(c~~) and Section 3.04(d~~), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or Reimbursement Obligations, or reduce the rate of interest thereon (other than (x) the imposition of additional interest under Section 3.01(~~c~~d) and (y) for the avoidance of doubt pursuant to the provisions of the penultimate paragraph of Schedule 1.02), or reduce any fees or other amounts payable under the Loan Documents, without the written consent of each Lender directly affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees or other amounts payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Credit Party directly affected thereby,

(iv) change any provision hereof in a manner that would alter the ratable reduction of Revolving Commitments or the pro rata sharing of payments required by any Loan Document, without the written consent of each Credit Party,

(v) change the payment waterfall provisions of Section 2.12(b) without the written consent of each Credit Party, or

(vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,